DERIVED INFORMATION [04/18/07]

[$527,450,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$527,450,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing. prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or s a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have ” been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Deal Name	HEAT 2007-3

Excess Spread (FWD LIBOR)
Yr 1	To Follow
Yr 2	To Follow
Yr 3	To Follow
Yr 4	To Follow

Aggregate Info

Servicer	SPS		Coupon Characteristics
Originator	To Follow		WAGC	7.84%
			WA-Margin	5.89%
Portfolio Size			WA-Initial Reset Cap	2.75%
Init Pool Balance	562,425,365		WAOT (Mo)	355
# Initial Loans	2,955		WART (Mo)	352
WA Loan Size	190,330		Seasoning	3
Current Pool Size	562,425,365
OC			Rating Agency Loss Expectation
			Moody's	To Follow
Loan Type	Total %		S&P	To Follow
2-28 ARM	43.4%
3-27 ARM	8.5%
IO	26.9%		Aggregate Loan Quality
30FRM	14.3%		LTV	81.4%
5-25 ARM	0.8%		CLTV	88.5%
Other	6.1%		Ave. FICO	632
			DTI	42.0
Deal Age	0		MI	0.0
WALA	3

FICO	Total	Total %		Loan Balance	Total	Total %
below 549	33,129,593	5.89%		Below 50,000	7,129,060	1.27%
550 to 574	38,553,597	6.85%		50,001 to 100,000	38,445,873	6.84%
575 to 599	62,795,079	11.17%		100,001 to 150,000	72,486,950	12.89%
600 to 624	106,179,884	18.88%		150,001 to 200,000	90,282,419	16.05%
625 to 649	120,345,899	21.40%		200,001 to 400,000	258,093,620	45.89%
650 to 674	96,743,190	17.20%		400,001 to 500,000	54,281,480	9.65%
675 to 699	54,586,411	9.71%		500,001 to 600,000	25,157,792	4.47%
700 plus	50,091,712	8.91%		600,001 to 1,000,000	16,548,171	2.94%
	562,425,365	0		1,000,001 and above	0	0.00%
					562,425,365
Loan Term	Total	Total %		Lien Status		Total	Total %
> 30 years	159,144,901	28.30%		1st Lien		545,645,536	97.02%
30 years	399,962,290	71.11%		Second Lien		16,779,829	2.98%
20 years	1,349,856	0.24%		Second Liens with LTV 80.01 to 85		0	0.00%
15 years	1,695,911	0.30%		Second Liens with LTV 85.01 to 90		54,451	0.01%
Other	272,408	0.05%		Second Liens with LTV 90.01 to 95		1,036,866	0.18%
	562,425,365			Second Liens with LTV 95.01 to 100		15,688,512	2.79%
				Second Liens with LTV 100.01 plus		0	0.00%
Purpose	Total	Total %
Purchase	213,069,691	24.61%		Doc Type		Total	Total %
Refi rate/term	46,134,861	5.33%		Full Doc		362,223,225	64.40%
Cash-out Refi (COF)	303,220,814	35.03%		Limited Doc		105,195,951	18.70%
Cash-out Refi (COF) < 70 LTV	55,190,428	6.38%		No Doc		5,810,420	1.03%
COF with LTV 70.01 to 75	25,219,012	2.91%		Alternate Doc		0	0.00%
COF with LTV 75.01 to 80	89,180,775	10.30%		Stated doc with LTV below 70		15,167,259	2.70%
COF with LTV 80.01 to 85	42,552,456	4.92%		Stated Doc with LTV 70.01 to 75		7,274,635	1.29%
COF with LTV 85.01 to 90	67,647,998	7.81%		Stated Doc with LTV 75.01 to 80		29,523,665	5.25%
COF with LTV 90.01 to 95	12,131,277	1.40%		Stated Doc with LTV 80.01 to 85		11,075,415	1.97%
COF with LTV 95.01 to 100	11,298,868	1.31%		Stated Doc with LTV 85.01 to 90		16435944.52	2.92%
COF with LTV 100.01 plus	0	0.00%		Stated Doc with LTV 90.01 to 95		3,861,617	0.69%
	865,646,179			Stated Doc with LTV 95.01 to 100		5,857,233	1.04%
				Stated Doc with LTV 100.01 plus		0	0.00%

Interest Only		24	36	60	>60	Total
Principal		1,011,442	0	145,585,220	4,727,066	151,323,728
WA FICO		645	0	662	660	662
WA LTV		84.1%	0.0%	81.5%	82.6%	81.6%
WA DTI		42.2%	0.0%	42.8%	42.8%	42.8%
Full Doc%		63.3%	0.0%	60.3%	77.6%	60.9%
Stated Doc%		0.0%	0.0%	11.9%	0.0%	11.4%
Limited Doc%		36.7%	0.0%	26.4%	22.4%	26.4%

Top 5 States
		WA Loan		WA			Full	Stated	Limited/Easy
State	Principal	Balance	%	FICO	WA LTV	WA DTI	Doc %	Doc %	Doc %
California	$105,160,081	$293,743	18.7%	643	79.9%	43.4%	54.4%	17.4%	26.3%
Florida	$61,619,160	$196,239	11.0%	634	79.7%	42.6%	54.1%	18.2%	26.6%
Illinois	$32,941,421	$197,254	5.9%	629	83.3%	42.8%	65.8%	21.4%	12.8%
Arizona	$32,067,591	$204,252	5.7%	643	82.3%	42.1%	67.4%	17.1%	15.5%
Maryland	$30,619,801	$248,941	5.4%	630	79.9%	42.7%	72.5%	13.4%	14.1%

FICO Strats

Occupancy Status	O Occ	2nd Home	Inv	Other	Total
<500	100.00%	0.00%	0.00%	0.00%	0.40%
501-525	98.20%	0.00%	1.80%	0.00%	1.60%
526-550	95.30%	0.00%	4.70%	0.00%	4.10%
551-575	97.50%	0.00%	2.50%	0.00%	6.90%
576-600	94.40%	1.40%	4.20%	0.00%	11.70%
601-625	95.10%	1.30%	3.60%	0.00%	19.20%
626-650	95.70%	0.40%	3.90%	0.00%	21.10%
651-675	96.10%	0.00%	3.90%	0.00%	16.90%
676-700	93.10%	1.10%	5.80%	0.00%	9.40%
>700	94.80%	2.10%	3.10%	0.00%	8.70%
Total	95.40%	0.80%	3.90%	0.00%	100.00%

LTV	Below 70	70.01 to 75	75.01 to 80	80.01 to 85	85.01 to 90	90.01 to 95	95.01 to 100	100.01 plus	Total
<500	0.0%	7.6%	71.4%	6.3%	12.5%	0.0%	2.3%	0.0%	0.4%
501-525	49.2%	7.7%	29.0%	7.4%	4.1%	1.4%	1.3%	0.0%	1.6%
526-550	32.7%	12.7%	23.9%	12.0%	17.4%	0.3%	1.0%	0.0%	4.1%
551-575	27.4%	7.7%	22.3%	13.2%	27.6%	1.7%	0.1%	0.0%	6.9%
576-600	18.2%	9.2%	20.9%	13.8%	21.5%	6.7%	9.6%	0.0%	11.7%
601-625	10.2%	4.8%	41.5%	9.6%	22.1%	4.0%	7.8%	0.0%	19.2%
626-650	6.4%	6.3%	54.9%	8.9%	12.6%	3.2%	7.8%	0.0%	21.1%
651-675	4.4%	2.2%	62.8%	7.0%	13.6%	3.9%	6.0%	0.0%	16.9%
676-700	4.1%	1.5%	60.4%	4.8%	19.5%	2.2%	7.5%	0.0%	9.4%
>700	3.3%	2.6%	52.8%	10.3%	18.5%	3.9%	8.5%	0.0%	8.7%
Total	10.9%	5.3%	46.2%	9.4%	17.9%	3.6%	6.8%	0.0%	100.0%

Property Type	SFR	PUD	Condo	2 Family	3+ Family	MH	Other	Total
<500	76.8%	11.5%	0.0%	11.6%	0.0%	0.0%	0.0%	0.4%
501-525	81.3%	10.1%	1.7%	7.0%	0.0%	0.0%	0.0%	1.6%
526-550	83.7%	5.9%	4.7%	2.4%	2.9%	0.0%	0.5%	4.1%
551-575	84.5%	10.9%	0.6%	1.7%	2.4%	0.0%	0.0%	6.9%
576-600	79.4%	11.0%	5.5%	3.4%	0.5%	0.0%	0.2%	11.7%
601-625	77.0%	12.4%	5.1%	4.1%	1.3%	0.0%	0.1%	19.2%
626-650	74.6%	11.7%	6.5%	4.3%	2.6%	0.0%	0.3%	21.1%
651-675	76.0%	10.6%	6.0%	4.1%	3.0%	0.0%	0.2%	16.9%
676-700	68.7%	12.3%	8.9%	6.6%	3.5%	0.0%	0.0%	9.4%
>700	68.2%	16.7%	6.9%	4.0%	4.2%	0.0%	0.0%	8.7%
Total	75.9%	11.7%	5.7%	4.1%	2.3%	0.0%	0.2%	100.0%

Doc Type	Full	Red	NINA	Stated	Alt	Total
<500	79.1%	17.4%	0.0%	3.5%	0.0%	0.4%
501-525	69.0%	12.8%	0.0%	18.2%	0.0%	1.6%
526-550	75.1%	10.1%	0.3%	14.5%	0.0%	4.1%
551-575	75.6%	10.8%	0.0%	13.6%	0.0%	6.9%
576-600	74.3%	9.9%	1.0%	14.8%	0.0%	11.7%
601-625	72.4%	10.8%	0.0%	16.8%	0.0%	19.2%
626-650	69.3%	17.8%	0.4%	12.6%	0.0%	21.1%
651-675	51.6%	27.8%	1.2%	19.4%	0.0%	16.9%
676-700	43.8%	36.2%	2.7%	17.3%	0.0%	9.4%
>700	53.5%	25.2%	4.1%	17.2%	0.0%	8.7%
Total	64.4%	18.7%	1.0%	15.9%	0.0%	100.0%